Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS
CONTINUED IMPROVEMENT
IN SECOND QUARTER

CRANFORD, NJ, August 5, 2010 – Metalico, Inc. (NYSE AMEX: MEA) today reported net income of $4.4 million and earnings of $0.10 per share for the quarter ended June 30, 2010, with continued increases in volume, revenues, and operating income compared to the prior-year quarter.

Sales were $144.6 million, an increase of $82.3 million, or 132%, over same-quarter 2009 results. Operating income for the 2010 second quarter was $6.7 million, compared to $2.8 million for the prior-year quarter. EBITDA (as defined below) increased by 67% to $10.7 million from $6.4 million for the same quarter in 2009.

Second quarter 2010 results include a non-cash fair value benefit for financial instruments of $2.1 million or $.04 per share compared with a $1.5 million expense or ($.04) per share in the prior year quarter.

Sequential Quarter Comparison

Compared sequentially with the first quarter of 2010, sales and net income improved but several measures of operating performance declined.

•	Sales of $144.6 million increased by $10.5 million, or 8%, over $134.1 million.

•	Net income was $4.4 million, compared to net income of $3.5 million.

•	On a per-diluted-share basis, net income rose to $0.10, compared to $0.08 per share.

•	Operating income was $6.7 million, a decrease of $6.9 million, or 51%, from $13.6 million.

•	EBITDA was $10.7 million, a decrease of $6.9 million from $17.6 million.

•	Unit volumes shipped decreased by 19% for ferrous scrap and remained flat for non-ferrous scrap.

•	Platinum Group Metal (“PGM”) unit volumes were up by 9%.

•	Lead product shipments in the quarter rose by 32%.

The Company said its higher sales were largely driven by strong operating results from its PGM business.

Prior Year’s Second Quarter Comparison

Year-over-year comparison to the second quarter of 2010 reflects substantially improved operating performance:

•	Sales increased to $144.6 million, an increase of $82.3 million, or 132%, over $62.3 million.

•	Operating income was $6.7 million, compared to operating income of $2.8 million, an increase of $3.9 million, or 139%.

•	Net income increased to $4.4 million, a 300% improvement from net income of $1.1 million.

•	EBITDA rose to $10.7 million, an increase of $4.3 million, or 67% over $6.4 million.

•	Net income of $0.10 per diluted share, compared to net income of $0.03 per share.

•	Unit volumes shipped increased by 40% for ferrous scrap and 77% for non-ferrous scrap.

•	PGM unit volumes increased 165% to 39,042 troy ounces from 14,690 troy ounces.

•	Lead product shipments were down 33% from Q2 2009 related primarily to unusually high ammunition product-related sales in 2009.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $8.8 million in operating income in the 2010 second quarter compared to $2.7 million for the same period last year. The Company’s Lead Fabrication segment reported an operating loss of $99,000 compared to operating income of $1.6 million in the prior-year period, also excluding corporate overhead charges.

Volume and Price Comparisons

Metalico’s Scrap Metal segment experienced substantial year-over-year unit volume increases. Sequential quarterly volumes increased for PGM and non-ferrous, and fell for ferrous. Volumes in the Lead Fabricating segment rose sequentially, but were lower year-over-year due to 2009’s strong market for ammunition-related products.

Quarterly volume of units sold
			Q2 2010		Q2 2010
	Q2 2010	Q1 2010	Change	Q2 2009	Change

Ferrous (gross tons)	103,200	127,100	-19%	73,700	40%
Non-Ferrous (pounds)	36,102,000	36,013,000	0%	20,364,000	77%
PGM (troy ounces)	39,042	35,704	9%	14,690	165%
Lead (pounds)	12,845,000	9,752,000	32%	19,080,000	-33%

Average selling prices increased for all metals, both sequentially and year-over-year, with the exception of a 3% decline in sequential selling prices for lead products.

Quarterly selling price per unit sold
			Q2 2010		Q2 2010
	Q2 2010	Q1 2010	Change	Q2 2009	Change

Ferrous (gross ton)	$392	$357	10%	$205	91%
Non-Ferrous (pound)	$1.11	$1.05	6%	$0.83	34%
PGM (troy ounce)	$1,122	$966	16%	$661	70%
Lead (pound)	$1.42	$1.46	-3%	$0.94	51%

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “The second quarter when compared to 2009 showed significant improvement but was below the excellent performance posted in the first quarter of this year. The quarter was characterized by rising inventory purchase costs early in the period while selling prices for many ferrous and non-ferrous commodities steadily dropped in May and June, thereby squeezing metal margins. Operations generated EBITDA margins of 7.4%, which is less than our target of 10%. However, through the first six months of 2010, EBITDA margins were 10.2%.

“We anticipate market conditions will remain choppy for the remainder of the year as domestic consumers grapple with erratic order books and foreign consumers who enter the U.S. only when they see opportunistic buying conditions. Non-ferrous markets were impacted by price volatility brought on by concerns over Europe’s sovereign debt issues and banking concerns. We are concerned that similar issues and concerns over domestic issues will roil the commodity markets for the foreseeable future.”

He added, “As we said earlier this year, we expect to enhance the operating leverage of our existing platforms by opening or acquiring additional scrap metal buying centers in strategic adjacent areas that will provide additional market penetration. Our goal is to add four or five such new buying centers over the next twelve months, all subject to finding, securing and permitting such properties to accept scrap metals.”

Shareholders’ Equity and Debt

Metalico’s outstanding debt remained flat at approximately $127 million as of June 30, 2010 compared to March 31, 2010, but net working capital improved by approximately $3.8 million. Shareholders’ equity increased by $5.2 million to $160.1 million as of the end of the second quarter from $154.9 million as of the prior quarter-end.

As of June 30, 2010, Metalico had 46,449,085 common shares issued and outstanding. The Company has no outstanding preferred stock.

Metalico operates in the highly volatile and cyclical commodity metals industry and therefore deems it unreliable to provide earnings guidance. The Company’s core business strategy emphasizes balanced growth of the ferrous and non-ferrous Scrap Metal Recycling business through acquisitions or new facility development in existing and contiguous new markets.

Outlook and Update

In April of 2010, selling prices for ferrous scrap metal increased and domestic demand remained firm while scrap buying prices continued to rise. The remainder of the quarter was marked by steadily declining ferrous selling prices with some grades of scrap in surplus, along with lackluster demand from many consumers. Metalico’s average inventory cost rose during the period and the Company sold 19% less scrap as compared to first quarter.

The Company believes that, going into the third quarter, domestic ferrous scrap prices have reached a plateau and demand is somewhat more stable. Metalico expects prices and demand to strengthen over the period. While intake of ferrous scrap at its yards has been below expectations since May, Metalico used the second quarter lull as a buying opportunity and is well positioned with ample inventories to participate in the anticipated improvement in the ferrous markets and stronger pricing for non-ferrous commodities.

Demand for non-ferrous scrap continues to be strong, but pricing for most grades declined modestly through the quarter in part due to strength in the US Dollar and weakness in the Euro. The flow of non-ferrous scrap into yards slowed down somewhat from the brisk pace of early to middle Spring but is expected to improve as long as non-ferrous metal pricing holds during the third quarter. Non-ferrous consumers appear to have strong order books, which should help support prices and keep scrap supplies tight.

Demand for aluminum de-ox has slowed. Selling prices have declined in tandem with quotations on the LME and a drop in steel industry capacity utilization.

During the second quarter Metalico experienced a 9% improvement in PGM troy ounces recycled. This increase was driven by aggressive buying complemented by strong metal selling prices in the early part of the quarter, and resulted in superior performance for this part of the Company’s business.

After starting out strong early in the quarter, average prices for PGM’s fell approximately 10% in the latter part of the quarter, resulting in a declining supply of catalyst. Barring non-market pricing disruptions, Metalico believes that PGM prices have started to rebound and will continue to recover during the remainder of 2010, which will help drive the supply of catalyst into the market place.

The Company’s lead segment continues to be impacted by competitive pressures and weak demand in many of the markets Metalico sells to. Segments of the economy such as commercial construction including medical facilities, diagnostic and therapy equipment manufacturers, plumbing supply and lead anode consumers remain deeply impacted by the continuing economic softness.

However, the Company said that shot sales, seasonal roof flashings and Department of Defense sales remain robust.

About Metalico

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

EBITDA Reconciliation

The Company defines EBITDA as earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, depreciation and amortization, financial instruments fair value adjustments, gain on extinguishment of debt, and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements

This news release, and in particular its “Industry Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the third quarter of 2010 and beyond, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Revenue	$144,575	$62,348	$278,654	$115,632

Costs and expenses Operating expenses	128,127	50,880	238,020	94,353
Selling, general, and administrative expenses	6,464	5,399	13,645	11,708
Depreciation and amortization	3,236	3,307	6,636	6,594

	137,827	59,586	258,301	112,655

Operating income	6,748	2,762	20,353	2,977

Financial and other income (expense)
Interest expense	(2,346)	(4,402)	(5,294)	(8,805)
Accelerated amortization and other costs related to refinancing of senior debt......	—	—	(3,046)	(254)
Equity in loss of unconsolidated investee	—	(287)	—	(733)
Financial instruments fair value adjustments	2,063	(1,504)	1,115	(2,034)
Gain on debt extinguishment	—	5,024	—	5,024
Other	3	34	(87)	187

	(280)	(1,135)	(7,312)	(6,615)

Income (loss) from continuing operations before income taxes	6,468	1,627	13,041	(3,638)
Provision (benefit) for federal and state income taxes	2,045	563	5,099	(993)

Income (loss) from continuing operations	4,423	1,064	7,942	(2,645)
Discontinued operations, net of income taxes	(5)	24	(10)	182

Net income (loss)	$4,418	$1,088	$7,932	$(2,463)

Diluted earnings (loss) per common share::
Income (loss) from continuing operations	$0.10	$0.03	$0.17	$(0.07)
Discontinued operations, net	—	—	—	—

Net income (loss)	$0.10	$0.03	$0.17	$(0.07)

Diluted Weighted Average Common Shares Outstanding:	46,463,537	38,354,045	46,476,453	37,367,007

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2010	2009
Assets:

Current Assets	$129,949	$102,720
Property & Equipment, net	73,618	75,253
Intangible and Other Assets	116,104	118,728

Total Assets	$319,671	$296,701

Liabilities & Stockholders’ Equity:

Current Liabilities	$36,809	$29,362
Debt & Other Long-Term Liabilities	122,787	117,082

Total Liabilities	159,596	146,444
Stockholders’ Equity	160,075	150,257

Total Liabilities & Stockholders’ Equity	$319,671	$296,701

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, depreciation and amortization, financial instruments fair value adjustments, gain on extinguishment of debt, and discontinued operations. Other companies may define and compute EBITDA differently than we do. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP”, and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(UNAUDITED)
	($ thousands)
EBITDA	$10,741	$6,395	$28,348	$10,203
Less:
Interest expense	2,346	4,402	5,294	8,805
Accelerated amortization and other costs related to refinancing of senior debt	-	-	3,046	254
Stock based compensation expense	754	579	1,446	1,178
Provision (benefit) for federal andstate income taxes	2,045	563	5,099	(993)
Gain on debt extinguishment	-	(5,024)	-	(5,024)
Depreciation and amortization	3,236	3,307	6,636	6,594
Financial instruments fair value adjustment	(2,063)	1,504	(1,115)	2,034
Discontinued operations, net	5	(24)	10	(182)

Net income (loss)	$4,418	$1,088	$7,932	$(2,463)